EXHIBIT 23.3

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Hotel Outsource Management International, Inc.

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 17, 2006 included in the Annual Report on Form 10-KSB of Hotel Outsource Management International, Inc. as of December 31, 2006.

Kingery & Crouse, P.A. s/s
Tampa, Florida

September 12, 2007